Exhibit 4.2

CREDIT AND GUARANTY AGREEMENT

dated as of October 13, 2006

among

SANMINA–SCI CORPORATION,

CERTAIN SUBSIDIARIES OF SANMINA–SCI CORPORATION,

as Guarantors,

VARIOUS LENDERS,

CITIBANK, N.A.,

as Syndication Agent

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Documentation Agent

BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC., and
DEUTSCHE BANK SECURITIES INC.

as Joint Book Managers and Joint Lead Arrangers

and

BANK OF AMERICA, N.A.

as Administrative Agent

$600.0 Million Senior Unsecured Credit Facility

i

v

EXHIBITS:

A-1	Funding Notice
A-2	Conversion/Continuation Notice
B	Note
C	Opinions of U.S. Counsel
D	Assignment Agreement
E-1	Closing Date Certificate
E-2	Solvency Certificate
F	Counterpart Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 13, 2006, is entered into by and among SANMINA–SCI CORPORATION, a Delaware corporation (“Company”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, Citibank, N.A., as Syndication Agent (the “Syndication Agent”), Deutsche Bank AG Cayman Islands Branch, as Documentation Agent (the “Documentation Agent”), BANC OF AMERICA SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC. and DEUTSCHE BANK SECURITIES INC., as Joint Book Managers and Joint Lead Arrangers (the “Lead Arrangers”), and BANK OF AMERICA, N.A., as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, SCI Systems, Inc., a wholly-owned subsidiary of the Company, issued 3.0% Convertible Subordinated Notes due 2007 (the “3.0% Notes”);

WHEREAS, the Company desires to refinance the 3.0% Notes;

WHEREAS, the Company has requested the Lenders to provide it with a term loan facility in a principal amount of $600,000,000 for the purpose of such refinancing, to pay related transaction expenses and for working capital and general corporate purposes;

WHEREAS, the Lenders have agreed to provide such term loan facility on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1
DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2006 Indenture” means that certain indenture, dated as of February 15, 2006, by and among the Company, certain subsidiaries of the Company as guarantors, and U.S. National Bank Association, as trustee, governing the senior subordinated notes issued thereunder, as may be amended, supplemented, or otherwise modified from time to time

“3.0% Notes” as defined in the recitals hereto.

“8-1/8% Notes” means the 8.125% Subordinated Notes due 2016 issued by the Company.

“Additional Assets” means:

(a)           any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Subsidiary and used in a Permitted Business, including, without limitation, receivables repurchased in connection with a Receivables Program;

(b)           Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), such Subsidiary is primarily engaged in a Permitted Business; and

(c)           any Permitted Investment (other than as described in clause (a), (b) (insofar as the Investment is made in a Subsidiary) or (d) of the definition of “Permitted Investment”).

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Syndication Agent, Documentation Agent, and each Lead Arranger.

“Aggregate Amounts Due” as defined in Section 2.10.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of October 13, 2006, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (a) for the initial 180 days following the Closing Date, (i) in respect of Base Rate Loans, 1.50% per annum and (ii) in respect of Eurocurrency Rate Loans, 2.50% per annum and (b) thereafter, (i) in respect of Base Rate Loans, 2.00% per annum and (ii) in respect of Eurocurrency Rate Loans, 3.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans.  A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means any sale, transfer, issuance or other disposition (or series of related sales, transfers, issuances or dispositions) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a)           any shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), or

(b)           any other assets of the Company or any Subsidiary (excluding Capital Stock of the Company, cash and Cash Equivalents) outside of the ordinary course of business of the Company or such Subsidiary, in the case of either clause (a) or (b), (1) that have a Fair Market Value in excess of $35.0 million, or (2) for net proceeds in excess of $35.0 million.

Notwithstanding the foregoing clauses (a) and (b) of this definition, in no event shall an Asset Sale include:

(1)           any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Subsidiary;

(2)           any disposition that constitutes a Permitted Investment or Restricted Payment or any disposition of a Permitted Investment, in any such case, to the extent permitted by Section 6.4;

(3)           any disposition effected in compliance with Section 6.6(a);

(4)           any disposition of damaged, worn out, surplus or other obsolete personal or real property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company and its Subsidiaries;

(5)           any issuance of Capital Stock by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(6)           the licensing by the Company or any Subsidiary of intellectual property or know-how on commercially reasonable terms and in the ordinary course of business;

(7)           the sale, lease, conveyance or other disposition of property in connection with the obligation of the Company or any Subsidiary to remarket or sell any property at the end of the lease term or otherwise under or in connection with any Synthetic Lease or Sale and Leaseback Transaction relating to the Corporate Head Office Campus;

(8)           the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind;

(9)           the sale, lease, conveyance or other disposition of Receivables Program Assets any Foreign Subsidiary in connection with any Receivables Program;

(10)         the sub-lease of facilities of the Company or any Subsidiary and the lease by the Company or any Subsidiary of facilities under any operating lease, in either such case, in the ordinary course of business;

(11)         sales of Real Estate Facilities required as part of the Company’s Phase I, Phase II and Phase III restructuring; provided that at least 75% of the consideration for such sales of Real Estate Facilities is in cash;

(12)         one or more sales by the Company or any of its Subsidiaries of Real Estate Facilities; provided that the aggregate consideration for all such sales during the term hereof does not exceed $50.0 million;

(13)         the sale of the Real Estate Facilities comprising the Corporate Head Office Campus in connection with a Sale and Leaseback Transaction;

(14)         sales of Real Estate Facilities located in Singapore for an aggregate consideration of no more than $20.0 million; and

(15)         the granting of a lien permitted hereunder.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)           if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligation”; and

(b)           in all other instances, the present value (discounted at the interest rate borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief operating officer, vice president-treasurer (or the equivalent thereof), vice president-controller (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Average Life” means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day during such period be equal to the higher of:

(a)           the rate of interest announced publicly by Bank of America, N.A., from time to time, as Bank of America, N.A.’s base rate in effect for such day; and

(b)           0.50% per annum above the Federal Funds Rate for such day.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and each Lender.

“Board of Directors” means the Board of Directors of the Company or a Guarantor, as the case may be, or any committee thereof authorized with respect to any particular matter to exercise the power of the Board of Directors.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or a Guarantor, as the case may be, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrowing Base” means an amount calculated as the “Borrowing Base” pursuant to the 2006 Indenture.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means any obligation under a lease of any property (whether real, personal or mixed) that is capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security convertible into or exchangeable into such interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Closing Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means:

(a)           securities issued or directly and fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), or (ii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof (provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States and the full faith and credit of such country is pledged in support thereof), in each case, with such securities having maturities of not more than thirteen months from the date of acquisition;

(b)           marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within thirteen months from the date of acquisition thereof (provided that the full faith and credit of such state is pledged in support thereof) and, at the time of acquisition thereof, having credit ratings of at least AA- (or the equivalent) by S&P and at least Aa3 (or the equivalent) by Moody’s;

(c)           certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than thirteen months from the date of acquisition thereof issued by any commercial bank organized in the United States of America, Canada, Japan or Switzerland or any member of the European Economic Area, in each case, of recognized standing and having combined capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof);

(d)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition;

(e)           commercial paper rated at the time of acquisition thereof in one of the two highest categories obtainable from both S&P and Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within thirteen months after the date of acquisition thereof;

(f)            interests in any investment company or money market fund substantially all of the assets of which are of the type specified in clauses (a) through (e) of this definition; and

(g)           asset backed securities rated AAA or better by S&P or Moody’s, with such securities having maturities of not more than thirteen months from the date of acquisition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company; (ii) during any period of twelve (12) consecutive months, the majority of the seats

(other than vacant seats) on the board of directors (or similar governing body) of the Company cease to be occupied by Persons who either (a) were members of the board of directors of the Company on the Closing Date or (b) were nominated for election by the board of directors of the Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this clause (b); or (iii) any “change of control” or similar event under and as defined in any documentation relating to any Material Indebtedness.

“Closing Date” means the date upon which all of the conditions set forth in Section 3.1 hereof have been satisfied.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means the Commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Appendix A.

“Commodity Agreement” means any swap agreement, contract or similar agreement entered into to protect the Company and its Subsidiaries against fluctuations in the prices of raw materials used in their businesses.

“Communications” as defined in Section 10.1(b).

“Company” as defined in the preamble hereto.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a)           the aggregate amount of EBITDA for the most recently ended four consecutive Fiscal Quarters for which financial statements have been made publicly available; to

(b)           Consolidated Interest Expense for such four Fiscal Quarters;

provided, however, that

(1)           if

(A)          since the beginning of such period but prior to such date of determination, the Company or any Subsidiary has Incurred any Indebtedness that remains outstanding or repaid any Indebtedness; or

(B)           the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or repayment of Indebtedness,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or repayment as if such Indebtedness was Incurred or repaid on the first day of such period, provided that, (i) in the event of any such repayment of Indebtedness, EBITDA for such period shall be calculated as if the Company or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness and (ii) in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period; and

(2)           if

(A)          since the beginning of such period but prior to such date of determination the Company or any Subsidiary shall have made any Asset Sale or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B)           the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale or acquisition; or

(C)           since the beginning of such period but prior to such date of determination any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made such an Asset Sale or acquisition;

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale or acquisition as if such Asset Sale or acquisition had occurred on the first day of such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of the lesser of (i) 12 months and (ii) the remaining period until the stated maturity of such Indebtedness).  In the event the Capital Stock of any Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (b)(1) of this definition, to have repaid during such period the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale.

“Consolidated Interest Expense” means (without duplication), for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Subsidiaries during that period:

(a)           interest expense attributable to Capital Lease Obligations and the imputed interest with respect to Attributable Debt;

(b)           amortization of debt discount and debt issuance cost, including commitment fees;

(c)           capitalized interest;

(d)           non-cash interest expense;

(e)           commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f)            net costs associated with Hedging Obligations (including amortization of fees);

(g)           Disqualified Stock Dividends, other than dividends payable to the Company or a Subsidiary of the Company;

(h)           Preferred Stock Dividends, other than dividends payable to the Company or a Subsidiary of the Company;

(i)            interest actually paid by the Company or any Subsidiary on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by the Company or any Subsidiary; and

(j)            cash contributions to any employee stock ownership plan or similar trust of the Company to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (without duplication):

(a)           if any Subsidiary is not a Wholly Owned Subsidiary, an amount that is equal to (i) the amount of net income attributable to such Subsidiary multiplied by (ii) the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by the Company or any of its Subsidiaries;

(b)           any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary, except that:

(1)           the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or any Property distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (d) of this definition); and

(2)           the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(c)           for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (a)(iii) of Section 6.4 only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition;

(d)           any net income (loss) of any Subsidiary if such Subsidiary is unable to both pay dividends and otherwise distribute cash to the Company and any other Subsidiary because it is subject to the restrictions of its charter or other organizational document or any agreement, instrument, contract, judgment, decree, order or statute, rule or governmental regulation applicable to the Subsidiary, except that:

(1)           the Company’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause); and

(2)           the Company’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

(e)           any gain (or loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(f)            any extraordinary gain or loss;

(g)           restructuring charges, write-downs and reserves (to the extent not excluded in subsection (f) of this definition) taken by the Company or its Subsidiaries during any such period, provided that:

(1)           the aggregate amount of charges that are paid in cash that are excluded pursuant to this clause (g) in connection with the Restructuring Plans shall not in the aggregate exceed $60.0 million for all periods during which Consolidated Net Income may be calculated plus any restructuring charges taken in connection with the Restructuring Plans for the fiscal year ended October 1, 2005; and any charges paid in cash in excess of such amount shall be included in the calculation of Consolidated Net Income for the period when such charges are paid in cash; and

(2)           the aggregate amount of charges that are paid in cash that are excluded pursuant to this clause (g) in connection with the Company’s future restructuring plans shall not exceed $125.0 million for all periods during which Consolidated Net Income may be calculated plus any amounts permitted to be applied and not so applied to the $60.0 million limit set forth in subclause (1) above;

provided further that for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (a)(iii) of Section 6.4 only, this clause (g) shall not apply;

(h)           the cumulative effect of a change in accounting principles; and

(i)            any non-cash compensation expense realized for grants of, or in connection with the exercise of, performance shares, stock options or other rights to officers, directors and employees of the Company or any Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder for Capital Stock of the Company (other than Disqualified Stock).

“Consolidated Tangible Foreign Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Foreign Subsidiaries of the Company as the total assets of the Foreign Subsidiaries of the Company, minus the total intangible assets of the Foreign Subsidiaries of the Company.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion,” “Convert” and “Converted” each refers to a conversion of Loans of one Type with Loans of another Type pursuant to Section 2.6.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of
Exhibit A-2.

“Corporate Head Office Campus” means the Company’s head office campus located at 2700 North First Street, 2701 Zanker Road, 60 East Plumeria Drive and 30 East Plumeria Drive, San Jose, California 95134.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.9.

“Credit Document” means any of this Agreement, the Notes, if any, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith, in each case as amended.

“Credit Facilities” means, with respect to the Company or any Subsidiary, one or more debt or commercial paper facilities or instruments with banks or other institutional lenders whether acting with or through a trustee (including the Senior Secured Credit Agreement), or (b) indentures, in each case providing for one or more revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), swing-line or commercial paper facilities (including any letter of credit, sub-facilities or other facilities), letters of credit or note facilities or issuances, in each case together with any refinancings thereof, whether any such refinancing is under one or more debt or commercial paper facilities, indentures or other agreements, by a lender or syndicate of lenders or trustees, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, whether or not with the same agent, trustee, representative lender or holders, and irrespective of any change in the terms and conditions thereof.

“Credit Party” means the Company and each Subsidiary of the Company from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of managing or hedging the foreign currency risk associated with the Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disclosure Letter” means the Disclosure Letter of the Company to Agents and Lenders dated the Closing Date.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)           matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)           is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part; or

(c)           is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c) of this definition, the date that is 91 days after January 31, 2008.  Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the

Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.4.

“Disqualified Stock Dividends” means all dividends made with respect to Disqualified Stock of the Company held by Persons other than a Subsidiary other than dividends paid in Capital Stock of the Company.  The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (other than Sanmina-SCI Netherlands Holdings LLC).

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Subsidiaries:

(a)           the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1)           the provision for taxes based on income or profits or utilized in computing net income;

(2)           Consolidated Interest Expense;

(3)           depreciation;

(4)           amortization;

(5)           any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

(6)           charges associated with integration-related expenses (but excluding any associated restructuring expenses) Incurred in such period in connection with any merger or acquisition permitted under the Senior Secured Credit Agreement, as in effect on the Closing Date;

(7)           accelerated recognition of pension expenses previously deferred under FAS 87/88 in connection with early termination of SCI Systems, Inc.’s “Supplemental Retirement Plan” not to exceed $20.0 million in the aggregate;

(8)           charges associated with the repayment or redemption of the 3.0% Notes or the Senior Subordinated Notes; and

(9)           to the extent that GAAP requires stock-based compensation or share-based payments to be expensed, any non-cash charges associated therewith, minus

(b)           all non-cash items increasing Consolidated Net Income for such period.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as dividends to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $100.0 million; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100.0 million; provided, that, such bank is acting through a branch or agency located in the United States; (iii) a Person that is primarily engaged in the business of commercial banking and that is (a) a Subsidiary of a Lender, (b) a Subsidiary of a Person of which a Lender is a Subsidiary, or (c) a Person of which a Lender is a Subsidiary; (iv) any Lender or any Person described in clause (a)(i) of the definition of “Lender Affiliate”; (v) any Lender Affiliate not described in clause (a)(i) of the definition thereof;  (vi) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; and (vii) any other Person acceptable to the Agent and, provided no Event of Default is continuing, the Company.  No Credit Party or any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any Real Estate Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary is liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan by its due date; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of

ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Bank of America for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“European Economic Area” means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area dated May 2, 1992, as amended.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Debt Amount” means such principal amount of the 3.0% Notes that remain on the Consolidated balance sheet of the Company after the Company irrevocably deposits with the trustee for the holders of such Notes an amount equal to such principal amount and all accrued interest thereon as required for the satisfaction and discharge of the indenture under which the 3.0% Notes were issued.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or with which it has a present or former connection (other than solely as a result of entering into, delivering or performing its obligations pursuant to this Agreement) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender was entitled, at the time of designation of a new Lending Office, or such Foreign Lenders’ assignor was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.11(a), or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after the date such Foreign Lender becomes a party hereto) to comply with Section 2.11(e).

“Facility” means, at any time, the aggregate amount of the Loans at such time.

“Fair Market Value” means, with respect to any Property, the price that would reasonably be expected to be paid in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value shall be determined, except as otherwise provided,

(a)           if such Property has a Fair Market Value equal to or less than $50.0 million, by any officer of the Company as set forth in an Officer’s Certificate; or

(b)           if such Property has a Fair Market Value in excess of $50.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 45 days of the relevant transaction and delivered to the Administrative Agent.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share Shortfall” as defined in Section 7.2.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes in the case of interim period financial statements.

“First Tier Foreign Subsidiary” means, at any date of determination, a Foreign Subsidiary in which the Company or any Domestic Subsidiary (or any combination thereof) owns directly more than 50%, in the aggregate, of the Capital Stock of such Subsidiary.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on the Saturday nearest September 30 of each year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of the Company.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Real Estate Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means a Commodity Agreement, Currency Agreement or Interest Rate Agreement or any other similar agreement or arrangement.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means, as of the Closing Date, the audited financial statements of the Company and its Subsidiaries for the Fiscal Years ended September 27, 2003, October 2, 2004 and October 1, 2005, consisting of balance sheets and the related Consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years.

“Increased Cost Lender” as defined in Section 2.17.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.  Any increase in the amount of Indebtedness solely by reason of currency fluctuation shall not be considered an Incurrence of Indebtedness; and the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)           the principal of and premium (if any) and any other obligations in respect of:

(1)           debt of such Person for money borrowed; and

(2)           debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)           all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)           all obligations of such Person to pay the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses related thereto arising in the ordinary course of business and excluding any lease properly classified as an operating lease in accordance with GAAP);

(d)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction but excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) of this definition and (f) and (g) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(e)           the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock;

(f)            all obligations of the type referred to in clauses (a) through (e) of this definition of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is liable as obligor or guarantor, including by means of any guarantee;

(g)           all obligations of the type referred to in clauses (a) through (f) of this definition of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value (as determined by the Company in good faith) of such Property subject to such Lien or the amount of the obligation so secured; and

(h)           to the extent not otherwise included in this definition, the net liability under Hedging Obligations of such Person,

if and only to the extent that any of the preceding items (other than letters of credit, Hedging Obligations and obligations referred to in clauses (f) and (g) of this definition) would appear as a liability upon the balance sheet of the specified Person prepared in accordance with GAAP (and in the case of Disqualified Stock that does not appear as a liability upon the balance sheet, the price at which such Disqualified Stock may be redeemed by the holder thereof on the date such Disqualified Stock may first be redeemed by the holders thereof).

In no event shall the term “Indebtedness” include (i) any debt under any overdraft or cash management facility, provided that any such debt is incurred in the ordinary course of business and consistent with past practice, and is repaid in full no later than the business day immediately following the date on which it was incurred, or (ii) any trade payable.  The amount of Indebtedness of any Person at any date shall be (x) the accreted value thereof in the case of any Indebtedness that does not require current payments of interest, (y) the principal amount of such Indebtedness and (z) the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), Indemnified Taxes, penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and consultants for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty)); (ii) the statements of the Company contained in the commitment letter among Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. and the Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past, present or future activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

“Indemnified Taxes” means Taxes and Other Taxes of the Administrative Agent or Lender or any other recipient of any payment arising in connection with the transactions contemplated by this Agreement other than Excluded Taxes.

“Indemnitee” as defined in Section 10.3.

“Insignificant Subsidiary” means (a) a Foreign Subsidiary having assets with a book value equal to $5.0 million or less and (b) Sanmina-SCI Espana S.L.U., a company formed under the laws of Spain.

“Intercompany Indebtedness” means Indebtedness (whether or not evidenced by a writing) of the Company or any of its Subsidiaries payable to, as applicable, the Company or any of its Subsidiaries.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last calendar day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the Maturity Date; and (ii) any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one, two, three or six months, as selected by the Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of managing the interest rate exposure or interest rate risk associated with the Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” by any Person means any direct or indirect loan (other than advances to customers or other persons in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others) (but excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person; provided that in no event shall the licensing or transfer of know-how or intellectual property or the providing of services, each in the ordinary course of business, be considered an Investment.  If the Company or any Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of such sale or disposition equal to the fair market value (as determined in good faith by the Company) of the Capital Stock of such Subsidiary not sold or disposed.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Law” or “Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund, any other fund which invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lending Office” means, as to any Lender, the office or offices of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any lien, mortgage, pledge, assignment for security, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a loan made by a Lender to the Company pursuant to Section 2.1(a).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) the Company and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent or any Lender under any Credit Document.

“Material Contract” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean (a) Indebtedness in respect of the Senior Secured Credit Facility and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any Credit Party evidencing an aggregate outstanding principal amount exceeding $10.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Credit Party in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means the earliest of (i) the fifth Business Day after Closing Date if by such day the Company has not applied the proceeds of the Loan to the satisfaction and discharge of the indenture under which the 3.0% Notes were issued, (ii) January 31, 2008, and (iii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means the National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Available Cash” from any Asset Sale means cash payments actually received therefrom by the Company or its Subsidiaries (including any cash payments actually received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a)           all legal, title and recording expenses, commissions and other fees and expenses Incurred (including, without limitation, investment banking, sales commissions and relocation expenses), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b)           all payments made on any Indebtedness that is secured by any Lien upon Property that is the subject of such Asset Sale, or by applicable law, which are repaid out of the proceeds from such Asset Sale;

(c)           all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale; and

(d)           any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Cash Proceeds” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Subsidiaries, the excess of (i) the sum of Cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Company or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Non-Consenting Lender” as defined in Section 2.17.

“Note” means a promissory note in the form of Exhibit B, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Loan made by such Lender, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OECD” means the Organization for Economic Development and Cooperation.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer), its Chief Executive Officer, its President or one of its Vice Presidents or by its Chief Financial Officer, Vice President-Finance or its Treasurer, in each case in their official (and not individual) capacity.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Business” means any business that is related, ancillary or complementary to the businesses of the Company and its Subsidiaries on the Closing Date or any reasonable extension thereof.

“Permitted Investment” means any Investment by the Company or a Subsidiary in:

(a)           the Company;

(b)           any Subsidiary or any Person that will, upon the making of such Investment, become a Subsidiary, provided that the primary business of such Subsidiary is a Permitted Business;

(c)           any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, or is liquidated into, the Company or a Subsidiary, provided that such Person’s primary business is a Permitted Business;

(d)           Cash or Cash Equivalents;

(e)           Investments (i) of the types specified in the definition of Cash Equivalents but which mature on dates up to three years from the date of acquisition and (ii) consisting of corporate obligations with long-term ratings of A or better from S&P and A2 or better from Moody’s, having maturities of not more than twelve months from the date of acquisition, so long as the aggregate value of the Investments described in clauses (i) and (ii) does not exceed 20% of the value of cash and short-term investments and long-term investments of the types described in the definition of Cash Equivalents and this clause (e), in each case as shown on the Company’s most recent balance sheet that has been made publicly available;

(f)            receivables owing to the Company or a Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (and Investments obtained in exchange for or settlement of accounts receivable for which the Company or a Subsidiary has determined that collection is not likely); provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary deems reasonable under the circumstances;

(g)           commission, entertainment, relocation, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(h)           loans and advances to, or guarantees of third party loans to, employees, directors and officers made in the ordinary course of business consistent with past practices of the Company or such Subsidiary and in compliance with applicable laws, provided that such loans and advances in the aggregate do not exceed $5.0 million at any one time outstanding;

(i)            any acquisition of Property solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) or the transfer on a non-exclusive basis of intellectual property or know-how of the Company;

(j)            any Investment received in settlement of debts created in the ordinary course of business and owing to the Company or a Subsidiary or in satisfaction of judgments, including pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or consideration received in settlement of litigation claims in tort, bankruptcy, liquidation, receivership or insolvency or otherwise;

(k)           any Person to the extent such Investment represents the non-Cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 6.6(b);

(l)            Hedging Obligations permitted under Section 6.1;

(m)          prepaid expenses and negotiable instruments held for collection in the ordinary course of business;

(n)           lease, utility and workers’ compensation, performance and other similar deposits arising in the ordinary course of business;

(o)           Investments existing as of the Closing Date and Investments purchased or received in exchange for such Investments, provided that any additional consideration provided by the Company or any Subsidiary in such exchange shall not be permitted pursuant to this clause (o);

(p)           loans or advances to customers in the ordinary course of business; and

(q)           any Person engaged in a Permitted Business, provided that such Investments in the aggregate do not exceed 10% of Total Assets at any one time outstanding.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means refinancings and extensions (including successive refinancings and extensions) of any Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders (other than interest rates and conversion rates) than the 8-1/8% Notes as in effect on the date hereof (determined in good faith by the Board of Directors of the Company), and the average life to maturity thereof is greater than or equal to that of the Senior Subordinated Notes being refinanced or extended (determined in good faith by the Board of Directors of the Company); provided, however, that (i) in respect of any refinancing of any Subordinated Indebtedness, such Indebtedness shall be subordinated to the rights of the Lenders hereunder on substantially similar subordination terms as the subordinated Indebtedness being refinanced or in a manner satisfactory to the Administrative Agent, and (ii) any such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor (including by way of guaranty) with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount (or if incurred with original issue discount, an aggregate issue price) the Indebtedness being renewed, extended or refinanced, plus an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related thereto, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom.

“Permitted Refinancing Indebtedness” means any Indebtedness that refinances any other Indebtedness, including any successive refinancings, so long as:

(a)           such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)           the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and all accrued interest then outstanding of the Indebtedness being refinanced; and

(2)           an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)           the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being refinanced;

(c)           the maturity date of such Indebtedness is no earlier than the maturity date of the Indebtedness being refinanced; and

(d)           the new Indebtedness shall not be senior right of payment to the Indebtedness that is being refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.1(b).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends (other than dividends paid in Capital Stock of the Company) made with respect to Preferred Stock of Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary.  The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Company, Administrative Agent and each Lender.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any Person.

“Pro Rata Share” means with respect to each Lender, the percentage obtained by dividing (A) an amount equal to the sum of the Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Loan Exposure of all Lenders.

“Public Lender” as defined in Section 10.1(b).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Real Estate Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Receivables Program” means, with respect to any Foreign Subsidiary, an agreement or other arrangement or program providing for the advance of funds to such Foreign Subsidiary against the sale of Receivables Program Assets of such Foreign Subsidiary and/or one or more of its Subsidiaries pursuant to a factoring or similar arrangement.

“Receivables Program Assets” means all of the following Property and interests in Property, including any undivided interest in any pool of any such Property or interests, whether now existing or existing in the future or hereafter arising or acquired:

(a)           accounts (as defined in the UCC or any similar or equivalent legislation as in effect in any applicable jurisdiction);

(b)           accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services, no matter how evidenced, whether or not earned by performance);

(c)           all unpaid sellers’ or lessors’ rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

(d)           all rights to any goods or merchandise represented by any of the foregoing;

(e)           all reserves and credit balances with respect to any such accounts receivable or account debtors;

(f)            all letters of credit, security or guarantees of any of the foregoing;

(g)           all insurance policies or reports relating to any of the foregoing;

(h)           all collection or deposit accounts relating to any of the foregoing;

(i)            all books and records relating to any of the foregoing;

(j)            all instruments, contract rights, chattel paper, documents and general intangibles relating to any of the foregoing; and

(k)           all proceeds of any of the foregoing.

“Refinancing Senior Subordinated Notes” means any notes issued to refinance in whole or in part from time to time any of the Senior Subordinated Notes or any Refinancing Senior Subordinated Notes provided such notes do not provide for any mandatory payments of principal (whether through redemption or otherwise) earlier than the Senior Subordinated Notes or such Refinancing Senior Subordinated Notes being refinanced and otherwise do not contain, in the good faith judgment of the Board of Directors of the Company, more burdensome terms and conditions (other than interest rates) than the 8-1/8% Notes.

“Register” as defined in Section 2.3(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.17.

“Requisite Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Loans outstanding at such time.

“Restricted Payment” means:

(a)           any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Subsidiary (including any such payment in connection with any merger or consolidation with or into the Company or any Subsidiary), except for any dividend or distribution that is made solely to the Company or a Subsidiary (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Subsidiary of dividends or distribution of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b)           the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company (other than from a Subsidiary);

(c)           the purchase, repurchase, redemption, acquisition or retirement for value, prior to the earliest of the Stated Maturity or the date for any sinking fund or amortization or other installment payment, of any Subordinated Indebtedness (other than the purchase, repurchase, redemption, acquisition or retirement of any Subordinated Indebtedness purchased in anticipation of satisfying a payment at the earliest of the Stated Maturity, or the date of any sinking fund or amortization or other installment obligation, in each case due within one year of the date of purchase, repurchase, redemption, acquisition or retirement); or

(d)           any Investment (other than Permitted Investments) in any Person.

“Restructuring Plans” means each of the restructuring plans of the Company and its Subsidiaries as announced by the Company on (1) October 29, 2002 in the Company’s press release and earnings conference call relating to its fourth quarter ended September 28, 2002 and year-end results for fiscal 2002 and (2) July 10, 2004 in the Company’s press release and earnings call relating to its third quarter ended June 26, 2004, as revised in the Company’s press release and earnings call relating to its first quarter ended January 1, 2005.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such Property to another Person and the Company or a Subsidiary leases it from such Person.  Neither a transaction solely between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, nor a sale and leaseback transaction that is consummated within 180 days after the purchase of the assets subject to such transaction, shall be considered a Sale and Leaseback Transaction.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Indebtedness” means on any date, the outstanding principal amount of all Indebtedness of the Company and its Subsidiaries (exclusive of (i) intercompany Indebtedness between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, (ii) the Senior Subordinated Notes, (iii) any other Indebtedness that is fully subordinated to the obligations of the Credit Parties under the Credit Documents and (iv) the Indebtedness included in clauses (ii),(iv),(v),(vi),(vii),(viii),(ix),(x),(xi),(xiii),(xiv) and (xvi) of the definition of Permitted Indebtedness in Section 6.1(b)).

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Senior Indebtedness of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (other than the Excluded Debt Amount and the aggregate outstanding amount of revolving credit loans and letter of credit exposure under the Senior Secured Credit Agreement and any refinancing thereof) as of such day to (ii) EBITDA for the period of four consecutive Fiscal Quarters ending on such day.

“Senior Obligations” means Indebtedness of the Company or a Subsidiary under the Senior Secured Credit Agreement (and any document or agreement delivered in connection therewith) or other Credit Facilities (other than this Agreement), provided that on the date of Incurrence of any such Indebtedness, the aggregate principal amount of all Senior Obligations (including such Indebtedness) shall not exceed the greater of (A) $800 million and (B) the Borrowing Base, less the amount of Senior Obligations which has been paid from the proceeds of Asset Sales as required by this Agreement or the respective agreement under which it was issued.

“Senior Secured Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement dated as of December 16, 2005, entered into by and among the Company, certain subsidiaries of the Company, as guarantors, the lenders from time party thereto, the other agents party thereto, Bank of America, N.A., as Administrative Agent, and Citibank, N.A., as Collateral Agent.

“Senior Secured Credit Documents” means the Senior Secured Credit Agreement and all other documents executed and delivered with connection therewith and with any other Senior Obligation.

“Senior Subordinated Notes” means the 6-3/4% Senior Subordinated Notes due 2013 and the 8.125% Senior Subordinated Notes due 2016 of the Company issued pursuant to the respective Senior Subordinated Notes Agreement, and any registered notes issued by the Company in exchange for, and as contemplated by, any of the Senior Subordinated Notes with substantially identical terms as the respective Senior Subordinated Notes.

“Senior Subordinated Notes Agreements” means that certain indenture, dated as of February 22, 2005, by and among the Company, certain subsidiaries of the Company as guarantors, and U.S. Bank National Association, as trustee, governing the senior subordinated notes issued thereunder, as may be amended, supplemented, or otherwise modified from time to time, the 2006 Indenture, and any indenture entered into in connection with the Refinancing Senior Subordinated Notes.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes, the Senior Subordinated Notes Agreements, the Senior Subordinated Notes Guarantees, the Refinancing Senior Subordinated Notes and all other documents executed and delivered with respect to any of the foregoing.

“Senior Subordinated Notes Guarantees” means the guarantees by the guarantors pursuant to the Senior Subordinated Notes Agreements, as each may be amended, supplemented or otherwise modified from time to time.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption or repurchase provision (but excluding any provision providing for the redemption or repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (i) the Senior Subordinated Notes and (ii) other subordinated Indebtedness of the Company or any of its Subsidiaries.  “Subordinated Indebtedness” shall in no event include any Indebtedness of the Company or any of its Subsidiaries that is subordinated only due to the priority of any liens granted in relation thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” as defined in the recitals hereto.

“Synthetic Lease” means an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for U.S. federal income tax purposes, is characterized as the indebtedness of such Person (without regard to accounting treatment) and any related documents including any refinancings, extensions, renewals, defeasance, amendments, modifications, supplements, restructuring, replacements, refundings, repayments, payments, purchases, redemptions or retirements, or the entering into of other such leases or agreements, in exchange or replacement for, such agreement or lease.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” as defined in Section 2.17.

“Total Assets” means the amount calculated as “Total Assets” pursuant to the 2006 Indenture.

“Type” means a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unencumbered Cash and Available Credit” means Cash and Cash Equivalents of the Company and its Subsidiaries that is not subject to a Lien (other than Liens granted pursuant to the Senior Secured Credit Facility permitted hereunder), plus availability of the Company and its Subsidiaries under revolving lines of credit.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Capital Stock of which (except director’s qualifying shares or shares required by applicable law to be held by third persons) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Section 1.2  Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Company to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(c), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Company’s financial statements for its Fiscal Year ended October 2, 2005.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Requisite Lenders shall so request, Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3  Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  Unless otherwise expressly provided herein, (a) references to agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) all references to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, rule or regulation.

SECTION 2
LOANS

Section 2.1  Loans.  (a)  Loans.  Each Lender listed on the signature pages hereof severally agrees, on the terms and conditions hereinafter set forth, to make a single Loan to the Company on the Closing Date in an aggregate amount equal to such Lender’s Commitment.  The Loans repaid or prepaid may not be reborrowed.

(b)           Loan Mechanics.  (i)  The Loans shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the same Business Day as the date of the proposed Loans if to be Base Rate Loans, or (y) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Loans if to be Eurocurrency Rate Loans, by the Company

to Administrative Agent which shall give to each Lender prompt notice thereof by telecopier.  Such notice of Loans (the “Funding Notice”) shall be by telecopier, or by telephone, confirmed immediately by telecopier, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of the Loans (which shall be a Business Day), (ii) Type of Loans and (iii) if the Loans shall initially be Eurocurrency Rate Loans, initial Interest Period.  Each Lender shall, before (A) 1:00 P.M. (New York City time) on such date, make available for the account of its Principal Office to Administrative Agent at Administrative Agent’s Account, in same day funds, such Lender’s Loan.  After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.1, Administrative Agent will make such funds available to the Company at the office where Administrative Agent’s Account is maintained.

(ii)           The Funding Notice shall be irrevocable and binding on the Company.  If the Loans are to be Eurocurrency Rate Loans, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Funding Notice the applicable conditions set forth in Section 3.1, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender when such Loan, as a result of such failure, is not made on such date.

(iii)          Unless Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to Administrative Agent such Lender’s Loan, Administrative Agent may assume that such Lender has made its Loan available to Administrative Agent in accordance with subsection (b)(i) of this Section 2.1(b) and Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent that any Lender shall not have so made its Loan available to Administrative Agent, such Lender agrees to pay to Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is paid to Administrative Agent, at the Federal Funds Rate; provided, however, that (i) within two Business Days after any Lender shall fail to make such amount available to Administrative Agent, Administrative Agent shall notify the Company of such failure and (ii) if such Lender shall not have paid such amount to Administrative Agent within two Business Days after such demand is made of such Lender by Administrative Agent, the Company agrees to repay to Administrative Agent forthwith, upon demand by Administrative Agent to the Company, such amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to Administrative Agent, at the interest rate applicable at the time to the Loans.  If and to the extent such amount shall be paid by such Lender to Administrative Agent in accordance with this Section 2.1(b)(iii), such amount so paid shall constitute such Lender’s Loan for all purposes of this Agreement.

(iv)          The failure of any Lender to make its Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan, but no Lender shall be responsible for the failure of any other Lender to make its Loan.

Section 2.2  Use of Proceeds.  The proceeds of the Loans shall be applied by the Company to refinance the 3.0% Notes, to pay related transaction expenses and for working capital and general corporate purposes.  No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.3  Repayment; Evidence of Indebtedness; Register; Lenders’ Books and Records; Notes.  (a)  Repayment.  The Company shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Loans then outstanding, together with interest accrued and unpaid thereon.

(b)           Lenders’ Evidence of Indebtedness.  Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Company to such Lender, including the amount of the Loan made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any Loan; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(c)           Register.  Administrative Agent, acting on behalf of the Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loan of each Lender (the “Register”).  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any Loan.  The Company hereby designates Administrative Agent to serve as the Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.3, and the Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(d)           Notes.  If so requested by any Lender by written notice to the Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Company’s receipt of such notice) a Note to evidence such Lender’s Loan.

Section 2.4  Prepayments of Loans.  (a)  Optional.  The Company may, upon not less than (i) the same Business Day’s notice to Administrative Agent received not later than 11:00 A.M. (New York City time) in the case of Base Rate Loans, or (ii) three Business Days’ notice to Administrative Agent received not later than 1:00 P.M. (New York City time) in the case of Eurocurrency Rate Loans, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amounts of the Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5.0 million or an integral multiple of $1.0 million in excess thereof, and (y) in the case of any such prepayment of Eurocurrency Rate Loans, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.15.

(b)           Mandatory.  (i)  If the Company or any of its Subsidiaries effects any Asset Sale, the Company shall prepay an aggregate principal amount of Loans equal to 100% of all Net Available Cash received therefrom within three (3) Business Days following receipt thereof by the Company or such Subsidiary.

(ii)           Upon the Incurrence by the Company or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be Incurred pursuant to Section 6.1 as Permitted Indebtedness), the Company shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof.

(iii)          All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and shall be applied ratably first to the Base Rate Loans, and then to the Eurocurrency Rate Loans, together with any amounts owing pursuant to Section 2.15(a).

Section 2.5  Interest on Loans.  (a)  Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)           if a Eurocurrency Rate Loan, at the Eurocurrency Rate plus the Applicable Margin.

(b)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by the Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)           In connection with Eurocurrency Rate Loans there shall be no more than seven (7) Interest Periods outstanding at any time.  In the event the Company fails to specify between a Base Rate Loan or a Eurocurrency Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurocurrency Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Company fails to specify an Interest Period for any Eurocurrency Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, the Company shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each

Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

(d)           Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded.

(e)           Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

Section 2.6  Conversion/Continuation.  The Company may on any Business Day, upon notice given to Administrative Agent not later than (i) 11:00 A.M. (New York City time) on the same Business Day as the date of the proposed Conversion in the case of a Conversion of Eurocurrency Rate Loans into Base Rate Loans, and (ii) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion of Base Rate Loans into Eurocurrency Rate Loans or of Eurocurrency Rate Loans of one Interest Period into Eurocurrency Rate Loans of another Interest Period or the continuation of Eurocurrency Rate Loans as Eurocurrency Rate Loans with the same Interest Period, as the case may be, and subject to the provisions of Sections 2.5, 2.12 and 2.13, Convert all Loans of one Type into Loans of the other Type; provided, however, that any Conversion of any Eurocurrency Rate Loans into Base Rate Loans or into Eurocurrency Rate Loans of another Interest Period shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Rate Loans.  Promptly upon receipt from the Company of a notice of a proposed Conversion hereunder, Administrative Agent shall give notice of such proposed Conversion to each Lender.  Each such notice of a Conversion shall, within the restrictions set forth above, specify (x) the date of such Conversion (which shall be a Business Day), (y) the Loans to be Converted, and (z) if such Conversion is into Eurocurrency Rate Loans, the duration of the initial Interest Period for each such Loan.  The Company may Convert all Eurocurrency Rate Loans of any one Lender into Base Rate Loans of such Lender in accordance with the provisions of Section 2.12 by complying with the procedures set forth therein and in this Section 2.6 as though each reference in this Section 2.6 to Loans of any Type was to such Loans of such Lender.  Each such notice of

Conversion shall, subject to the provisions of Sections 2.5 and 2.12, be irrevocable and binding on the Company.

Section 2.7  Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall during such period bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurocurrency Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurocurrency Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.8  Fees.  The Company agrees to pay to Agents fees in the amounts and at the times separately agreed upon.

Section 2.9  General Provisions Regarding Payments.  (a)  All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan shall include payment of accrued and unpaid interest and premium, if any is due, on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of any premium and interest before application to principal.

(c)           Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal, premium and interest due hereunder, together with all other amounts due thereto, to the extent received by Administrative Agent.

(d)           Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)           The Company hereby authorizes Administrative Agent to charge the Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, premium, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f)            Administrative Agent shall deem any payment by or on behalf of the Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to the Company and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any premium and principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g)           If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied first, against any expenses owing to the Agents under the Credit Documents, and thereafter in such order as the Administrative Agent determines.

Section 2.10  Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.11  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document to the Administrative Agent or any Lender or any other recipient of a payment arising hereunder shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Credit Parties.  The Credit Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender shall deliver to such Credit Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Credit Party or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of such Credit Party within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (B) duly completed copies of Internal Revenue Service Form W 8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Credit Party or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

Section 2.12           Illegality.  If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

Section 2.13           Inability to Determine Rates.  If the Requisite Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a conversion to or continuation of Eurocurrency Rate Loans.

Section 2.14           Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and the basis therefor as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15           Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(c)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.6;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 2.16           Mitigation Obligations.  If any Lender requests compensation under Section 2.14, or the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender gives a notice pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.12, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.17           Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an “Increased-Cost Lender”) shall give notice to the Company that such Lender is entitled to receive payments under Section 2.11 or 2.14, or pursuant to Section 2.12 is unable to make Eurocurrency Rate Loans, the circumstances which have caused such Lender to be unable to make Eurocurrency Rate Loans or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five (5) Business Days after the Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender (and, other than as specified in clause (2) below, no premium shall be payable in connection therewith); (2) on the date of such assignment, the Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.11 or 2.14 or otherwise and the Company shall reimburse the Terminated Lender for any fees paid by such Terminated Lender pursuant to Section 10.6 and in connection with the assignment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated

Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.18           Survival.  All of the Company’s obligations under these Sections 2.11 through 2.15 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

SECTION 3
CONDITIONS PRECEDENT

Section 3.1             Conditions to Effectiveness.  The effectiveness of this Agreement on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before October 16, 2006:

(a)           Credit Documents.  Administrative Agent shall have received sufficient copies of this Agreement originally executed and delivered by each Credit Party for each Lender.

(b)           Organizational Documents; Incumbency.  Except as set forth in Appendix C, Administrative Agent shall have received (i) sufficient copies of each Organizational Document and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Credit Party, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing this Agreement; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)           Organizational and Capital Structure.  The organizational structure and capital structure of the Company and its Subsidiaries shall be as set forth in Schedule 4.1 of the Disclosure Letter.

(d)           Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by this Agreement and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.

(e)           Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of counsel for Credit Parties, in the form of Exhibit C and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(f)            Fees.  The Company shall have paid to Administrative Agent and Lead Arrangers all fees payable on the Closing Date.

(g)           Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Company in form, scope and substance satisfactory to Administrative Agent demonstrating that the Company and its Subsidiaries are Solvent.

(h)           Closing Date Certificate.  The Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(i)            Credit Rating.  The Company will have a corporate credit rating by each of S&P and Moody’s.

(j)            No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent materially impairs any of the transactions contemplated by the Closing Documents, or that could have a Material Adverse Effect.

(k)           Fees and Expenses.  The Company shall have paid all accrued fees, costs and expenses (including fees of counsel for the Administrative Agent) due in connection with this Agreement to the extent due and payable on or prior to the execution of this Agreement.

(l)            Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice;

(m)          Representations and Warranties.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date; and

(n)           Events of Default.  No event shall have occurred and be continuing or would result from the consummation of the Loans that would constitute an Event of Default or a Default.

SECTION 4
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Loan to be made thereby, each Credit Party represents and warrants to each Lender that the following statements are true and correct:

Section 4.1             Organization; Requisite Power and Authority; Qualification.  Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (which is, as of the Closing Date, identified in Schedule 4.1 of the Disclosure Letter), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.  Set forth on Schedule 4.1 of the Disclosure Letter is a complete and accurate list of the Company and all of its Subsidiaries, showing as of the date hereof (as to each such entity) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Foreign Subsidiary that does not have a U.S. taxpayer identification number, its unique identification number issued to it by its jurisdiction of incorporation.  As of the date hereof, the copy of the charter of each Credit Party and each amendment thereto provided pursuant to Section 3.1 is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 4.2             Capital Stock and Ownership.  The Capital Stock of each of the Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth in Schedule 4.2 of the Disclosure Letter, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any of the Company’s Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any of the Company’s Subsidiaries of any additional membership interests or other Capital Stock of any of the Company’s Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of the Company’s Subsidiaries.  Schedule 4.2 of the Disclosure Letter correctly sets forth the ownership interest of the Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date and indicates which Subsidiaries are First Tier Foreign Subsidiaries.

Section 4.3             Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.4             No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Subsidiaries, any of the Organizational Documents of the Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.5             Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for those previously obtained.

Section 4.6             Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 4.7             Historical Financial Statements.  While the Historical Financial Statements are expected to be restated to reflect charges related to determination of grant dates of stock options as disclosed in the Company’s Form 8-K dated September 13, 2006, such restatement should not have a material impact, if any, on the Company’s historical revenues, cash position or non-stock option related operating expenses or on the cash flow statements or balance sheet accounts of the Company in such Historical Financial Statements.  As of the Closing Date, neither the Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and any of its Subsidiaries taken as a whole.

Section 4.8             No Material Adverse Change.  Since October 1, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.9             Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any applicable final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.10           Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes required to be paid by the Company and its Subsidiaries or imposed upon their respective properties, assets, income, businesses and franchises have been paid when due and payable, other than any such Taxes for reserves which have been established in conformity with GAAP.  There are no written proposed Tax assessments against the Company or any of its Subsidiaries which are not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings

(unless the Company or its applicable Subsidiary intends to pay such assessment and the liability in respect of such assessment has been reserved for in conformity with GAAP).

Section 4.11           No Defaults.  Except as set forth on Schedule 4.11 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12           Material Contracts.  Schedule 4.12 of the Disclosure Letter contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except where the consequences of such defaults could not reasonably be expected to have a Material Adverse Effect.

Section 4.13           Governmental Regulation.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither the Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14           Margin Stock.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

Section 4.15           Employee Matters.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries, or to the best knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (b) no strike or work stoppage in existence or, to the best knowledge of the Company, threatened involving the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the best knowledge of the Company, no union organization activity that is taking place, except

(with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.16           Employee Benefit Plans.  The Company, each of its Subsidiaries and each of their respective ERISA Affiliates (a) are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) have performed in all material respects all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the Company’s knowledge, nothing has occurred subsequent to the issuance of such determination or opinion letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments) has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates.  No liability to the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.16 to the Disclosure Letter and to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan except as could not reasonably be expected to have a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all such Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  The Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each such Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.17           Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.18           Solvency.  Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.19           Compliance with Statutes, Etc.  Each of the Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.20           Disclosure. Except as referred to in Section 4.7 with respect to the Historical Financial Statements, no statement, information, report, certification, representation or warranty made by the Company or any of its Subsidiaries or any Authorized Officer of the Company or any of its Subsidiaries contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken together with the Company’s filings with the Securities and Exchange Commission, contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results (it being understood that forecasts and projections by their nature involve approximations and uncertainties).  There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein, in the Company’s filings with the Securities and Exchange Commission or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.21           Senior Indebtedness.  The Company has taken all actions necessary for the Obligations to constitute “Senior Indebtedness” and “Designated Senior Indebtedness” for the purposes of and as defined in each indenture governing Subordinated Indebtedness.

SECTION 5
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the payment in full of all Obligations (other than inchoate indemnity obligations), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

Section 5.1             Financial Statements and Other Reports.  The Company will deliver to Administrative Agent and (except as otherwise specifically provided below) the Lenders:

(a)           Quarterly Financial Statements.  (i)  As soon as available in respect of the third Fiscal Quarter of the 2006 Fiscal Year, and (ii) as soon as available but in any event within forty five (45) days after the end of each of the first three Fiscal Quarters of the 2007 Fiscal Year or, in each case, if the scheduled date for delivery thereof has been extended or waived under the Senior Subordinated Notes Agreements, the Business Day immediately preceding the termination date of such extension or waiver of such delivery under the Senior Subordinated Note Agreements, the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification (which requirement shall be satisfied by the certification provided in Exhibit 31 to the Company’s Quarterly Report on Form 10-Q) and a Narrative Report (which requirements shall be satisfied by the Management’s Discussion and Analysis in the Company’s Quarterly Report on Form 10-Q for the Fiscal Quarter then ended) with respect thereto or, if such Form 10-Q is not available, the requirements of this Section 5.1(a) shall be satisfied by delivery of financial information (including amounts of each type of Indebtedness) in a form similar to that publicly distributed for the Fiscal Quarter ended July 1, 2006 or as otherwise reasonably satisfactory to the Administrative Agent; and together with an Officer’s Certificate that no Default or Event of Default had occurred and was continuing as of the end of such Fiscal Quarter;

(b)           Annual Financial Statements.  (i) As soon as available, and in any event within ninety (90) days after the end of the 2006 Fiscal Year or if, by such ninetieth day, the Form 10-Q for the third Fiscal Quarter of 2006 has not been filed and if the scheduled date for delivery thereof has been extended or waived under the Senior Subordinated Notes Agreements, the Business Day immediately preceding the termination date for such extension or waiver of such delivery under the Senior Subordinated Notes Agreements, the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification (which requirement shall be satisfied by the certification provided in Exhibit 31 to the Company’s Annual Report on Form 10-K) and a Narrative Report (which requirements shall be satisfied by the Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K for the Fiscal Year then ended) with respect thereto or, if such Form 10-K is not available, the requirements of this Section 5.1(b) shall be satisfied by delivery of financial information (including amounts of each type of Indebtedness) in a form similar to that publicly distributed for the Fiscal Quarter ended July 1, 2006 or as otherwise reasonably satisfactory to the Administrative Agent; and (ii) concurrently with the delivery of such Annual Report on Form 10-K, with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States); and together with an Officer’s Certificate that no Default or Event of Default had occurred and was continuing as of the end of such Fiscal Year.

(c)           Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more a statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(d)           Notice of Default.  Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company with respect thereto; (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(e)           Notice of Litigation.  Promptly upon any Authorized Officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters (subject to the preservation of attorney-client privileges and other applicable privileges);

(f)            ERISA.  Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Company and its Subsidiaries in an aggregate amount exceeding $10.0 million, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(g)           Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year beginning with the Company’s 2007 Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries and all material insurance coverage planned to be maintained by the Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(h)           Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Real Estate Facility or which relate to any environmental liabilities of the Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(i)            Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders acting in such capacity or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority, and (ii) such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Section 5.2             Existence.  Except as otherwise permitted under Section 6.6, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.3             Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Company or any of its Subsidiaries).

Section 5.4             Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5             Insurance.  The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained replacement value property insurance on the assets of the Company and its Subsidiaries under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.

Section 5.6             Inspections; Maintaining Books and Records.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.  Notwithstanding anything to the contrary in this Section 5.6, while no Event of Default exists, no Credit Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Lender (or its designated representative) is then prohibited by Law or any agreement binding on such Credit Party or any of its Subsidiaries, or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which entries correct and accurate in all material respects and sufficient to prepare financial statements in accordance with GAAP shall be made.

Section 5.7             Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws, the Patriot Act and all other laws and regulations relating to money laundering and terrorist activities), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except where compliance is being contested in good faith and a bona fide dispute exists with respect thereto.

Section 5.8             Environmental.  (a)  Environmental Disclosure.  The Company will deliver to Administrative Agent and the Lenders:

(i)            promptly upon request, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Real Estate Asset or with respect to any significant Environmental Claim;

(ii)           promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release that could constitute a violation of Environmental Laws that could reasonably be expected to result in enforcement or corrective action, or that is above applicable thresholds for corrective or remedial action, for which penalties or fines could reasonably be expected to exceed $100,000 in any one instance, or corrective action could reasonably be expected to exceed $1.0 million, and (B) any remedial action taken by the Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (C) the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Asset that could cause such Real Estate Asset or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)          as soon as practicable following the sending or receipt thereof by the Company or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (B) any Release that could constitute a violation of Environmental Laws that could reasonably be expected to result in enforcement or corrective action, or that is above applicable thresholds for corrective or remedial action, for which penalties or fines could reasonably be expected to exceed $100,000 in any one instance, or corrective action could reasonably be expected to exceed $1.0 million, and (C) any request for information from any governmental agency that suggests such agency is investigating whether the Company or any of its Subsidiaries may be potentially responsible for any Release of Hazardous Material that could constitute a violation of Environmental Law or that is above applicable thresholds for corrective or remedial action, any violation or alleged violation of Environmental Laws or any remedial or other corrective action pursuant to Environmental Laws, for which penalties or fines could reasonably be expected to exceed $100,000 in any one instance, or corrective action could reasonably be expected to exceed $1.0 million;

(iv)          prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Company or any of its Subsidiaries that could reasonably be expected to (1) expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by the Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8.

(b)           Hazardous Materials Activities, Etc.  The Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against the Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Nothing in this Agreement is intended, or shall be deemed, to relieve the Company of its obligations under Environmental Laws, or to condone or encourage any disregard of such obligations.  The Company shall retain all responsibility for compliance with Environmental Laws, including proper management of all Hazardous Materials.  Nothing herein shall, or shall be construed in any manner to, subject any Agent, any Lender or any other Indemnitee to liability under any Environmental Laws as an owner, operator or other liable party for the environmental compliance or conditions or contamination at or from or with respect to in any manner, any Real Estate Asset, and no act by the Administrative Agent shall be deemed or construed as outside or not protected by any secured party safe harbor protections under any Environmental Laws or otherwise be considered as participation by any Agent, any Lender or any other Indemnitee in the management of any Real Estate Asset or as an owner or operator of any Real Estate Asset.

Section 5.9             Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary (other than a Domestic Subsidiary created for purposes permitted under Section 6.4 until the time of the closing of such transaction and for so long as it has only nominal assets) of the Company, the Company shall (a) promptly cause such Subsidiary to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates deemed reasonably necessary or desirable by the Administrative Agent to become a Guarantor hereunder as though it had been a Credit Party on the Closing Date.  With respect to each such Subsidiary, the Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company, and (ii) all of the data required to be set forth in the Disclosure Letter pursuant to Section 4.1 and 4.2 with respect to all Subsidiaries of the Company; provided, such written notice shall be deemed to supplement the Disclosure Letter for all purposes hereof.

Section 5.10           Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute,

acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors.

Section 5.11           Senior Indebtedness.  The Obligations are hereby designated as “Senior Indebtedness”, “Designated Senior Indebtedness”, “Guarantor Senior Indebtedness” and “Designated Guarantor Senior Indebtedness” for the purposes of and as defined in each indenture governing Subordinated Indebtedness.  The Company shall take all additional actions that may be necessary for the Obligations to continue at all times to constitute “Senior Indebtedness”, “Designated Senior Indebtedness”, “Guarantor Senior Indebtedness” and “Designated Guarantor Senior Indebtedness” (to the extent applicable) under all Subordinated Indebtedness and otherwise be entitled to all the benefits of any Senior Indebtedness under all Subordinated Indebtedness.

Section 5.12           Certificates of Good Standing; Organizational Documents.  Within 15 days of the Closing Date (unless a longer period of time is agreed by the Administrative Agent), the Company shall deliver to Administrative Agent the certificates of good standing and Organizational Documents specified in Appendix C.

SECTION 6
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until the payment in full of all Obligations (other than inchoate indemnity obligations), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

Section 6.1             Indebtedness.  (a)  (i)  No Credit Party shall, nor shall it permit any of its Subsidiaries to, Incur any Indebtedness, except Permitted Indebtedness, if after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be less than or equal to 2.00 to 1.00.  (ii) In addition to the limitations in sub-clause (i), no Credit Party shall, nor shall it permit any of its Subsidiaries to, Incur any Senior Indebtedness if after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the Senior Leverage Ratio would be greater than 1.75 to 1.00; provided, however, that notwithstanding the limitations of this sub-clause (ii), the Company and its Subsidiaries may Incur revolving credit loans and letters of credit in a maximum aggregate outstanding amount of $500.0 million under the Senior Secured Credit Agreement and any refinancing thereof (and, for the avoidance of doubt, such revolving credit loans or letters of credit, if Incurred, would constitute Senior Obligations).

(b)           Permitted Indebtedness means the following:

(i)            the Obligations;

(ii)           Intercompany Indebtedness;

(iii)          Indebtedness with respect to (A) the 3.0% Notes (until the satisfaction and discharge of the indenture under which the 3.0% Notes were issued with the proceeds of the Loans as contemplated hereby); (B) the Senior Obligations and any refinancings thereof; and (C) the Senior Subordinated Notes and any Permitted Refinancings thereof;

(iv)          Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any such Subsidiary pursuant to such agreements, in connection with acquisitions permitted under Section 6.4 or permitted dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries;

(v)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(vi)          guaranties in the ordinary course of business of the obligations owed to or of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(vii)         (A) guaranties by the Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of the Company of Indebtedness of the Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; (B) guaranties by the Company or a Guarantor of Indebtedness of Foreign Subsidiaries, which Indebtedness of Foreign Subsidiaries exists on the Closing Date; (C) guaranties by the Company or any Subsidiary of the customary indemnification obligations of its Foreign Subsidiaries and interest, fees and expenses arising under any Receivables Program; and (D) guaranties by the Company or any Guarantor of customary indemnification obligations and interest, fees and expenses arising under any Receivables Program;

(viii)        Indebtedness (other than the Indebtedness referred to in clause (iii)) existing on the Closing Date and Permitted Refinancing Indebtedness in respect thereof;

(ix)           Indebtedness with respect to Capital Leases, provided that the aggregate outstanding principal amount of Indebtedness under this Section 6.1(b)(ix) and Section 6.1(b)(x) below shall not exceed at any time 10% of Total Assets;

(x)            purchase money Indebtedness, provided that the aggregate outstanding principal amount of Indebtedness under this Section 6.1(b)(x) and Section 6.1(b)(ix) above shall not exceed at any time 10% of Total Assets; provided further, that any such Indebtedness and Indebtedness under Section 6.1(b)(ix) shall not exceed 100.0% of the fair market value (as determined by the Company in good faith) on the date of Incurrence thereof in the case of Capital Leases and on the date of the acquisition, construction, lease, improvement or installation of the underlying asset in the case of purchase money Indebtedness, of such asset;

(xi)           Indebtedness secured by the Corporate Head Office Campus in a principal amount not to exceed the greater of (A) $50.0 million and (B) the Fair Market Value of the Corporate Head Office Campus;

(xii)          Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed at any time 10% of Consolidated Tangible Foreign Assets; provided (i) no Default or Event of Default shall have occurred or be continuing or would be caused by such Incurrence of Indebtedness and (ii) such Indebtedness shall be used solely (A) to fund working capital or used for general corporate purposes of such Foreign Subsidiary; or (B) to pay dividends or any other distributions on or in respect of its capital stock or pay Indebtedness or other obligation owed, or make any loans or advances, in each case, to the Company or any Guarantor;

(xiii)         Indebtedness under Hedge Agreements entered into from time to time by the Company or any of its Subsidiaries for the purpose of fixing, managing or hedging interest rate, commodity or currency risk in the ordinary course of the financial management of the Company or its Subsidiaries and not for speculative purposes;

(xiv)        reimbursement obligations in respect of letters of credit, bank guarantees and banker’s acceptances;

(xv)         Indebtedness of a Subsidiary outstanding on the date such Subsidiary was acquired by the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from a Person (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that the aggregate principal amount (or accreted value, as applicable) of all such Indebtedness incurred pursuant to this clause (xv) at any time outstanding shall not exceed $50.0 million;

(xvi)        customary indemnification obligations pursuant to any Receivables Program; and

(xvii)       other unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed at any time $150.0 million.

Section 6.2             Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)           Liens for Taxes not yet due and payable, or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(b)           statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 60 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, contracts for the purchase of property, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d)           easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and are not reasonably expected to interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(e)           any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereby;

(f)            Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(g)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j)            licenses or sublicenses of patents, trademarks, copyrights and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary;

(k)           Liens existing on the Closing Date and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(l)            Liens securing Indebtedness permitted pursuant to Section 6.1(b)(ix) or 6.1(b)(x); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and any accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof and customary cash security deposits;

(m)          Liens securing Indebtedness permitted pursuant to Section 6.1(b)(xi); provided, any such Lien shall encumber only the Corporate Head Office Campus and such other property relating to the Corporate Head Office Campus as is normally described in a mortgage or deed of trust;

(n)           Liens encumbering assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 6.1(b)(xii) or other obligations not prohibited hereby in an aggregate amount not to exceed at any time 5.0% of Consolidated Tangible Foreign Assets; and Liens encumbering assets of Foreign Subsidiaries securing their obligations arising under any Receivables Program;

(o)           Liens securing Indebtedness with respect to Senior Obligations;

(p)           Liens consisting of pledges of cash collateral to secure letters of credit, bank guarantees and banker’s acceptances to the extent permitted hereunder;

(q)           Liens consisting of pledges of cash collateral to secure Hedge Agreements to the extent permitted hereunder;

(r)            Liens on Property at the time the Company or any Subsidiary acquired such Property in a transaction permitted hereunder, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Subsidiary; provided, however, that such Lien may not extend to any other Property of the Company or any Subsidiary; provided further that such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Subsidiary;

(s)           Liens on the Property of a Person existing at the time such Person becomes a Subsidiary of the Company in a transaction permitted hereunder; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary that is not a direct Subsidiary of such Person; provided further that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company;

(t)            Liens securing judgments, writs, warrants or similar processes not constituting an Event of Default under Section 8.1(h);

(u)           Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(v)           Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

(w)          Liens on insurance proceeds securing the payment of financed insurance premiums;

(x)            leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business operations of the Company and its Subsidiaries taken as a whole;

(y)           customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted by Section 6.1 is issued;

(z)            other Liens on assets securing Indebtedness or other obligations in an aggregate amount not to exceed $10.0 million at any time outstanding;

(aa)         Liens on Receivables Program Assets in connection with a Receivables Program;

(bb)         Liens in favor of the Company; and

(cc)         Liens arising out of transactions relating to tax planning strategies of the Company and its Subsidiaries.

Section 6.3             No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other sale or disposition of property not constituting an Asset Sale and permitted hereunder; (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (c) restrictions imposed by the Senior Secured Credit Documents or the Senior Subordinated Notes Documents; (d) restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary; (e) restrictions contained in any agreements evidencing Indebtedness permitted by Section 6.1(b)(xii) and applying solely to such Subsidiary and its Subsidiaries; (f) restrictions existing on the Closing Date; (g) restrictions in agreements entered into in connection with the incurrence of Permitted Liens, to the extent they condition, prohibit or limit the ability of the Agents or the Lenders from obtaining a Lien on the property, rights and assets subject to such Permitted Lien; and (h) restrictions imposed in connection with any Receivables Program, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.4             Restricted Payments.  (a)  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, make any Restricted Payment if at the time thereof and after giving effect thereto,

(i)            a Default or Event of Default shall have occurred and be continuing,

(ii)           the Company could not incur at least $1.00 of additional Indebtedness under Section 6.1(a)(i), or

(iii)          the aggregate amount of such Restricted Payment and all other Restricted Payments made or declared since the Closing Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value on the date made) would exceed an amount equal to the sum of:

(A)          50% of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the Fiscal Quarter during which the Closing Date occurs to the end of the most recent Fiscal Quarter for which financial statements have been made publicly available at the time of such Restricted Payment (or if the aggregate amount of the Consolidated Net Income for such period shall be a deficit, less 100% of such deficit), plus
(B)           100% of Capital Stock Sale Proceeds, plus
(C)           100% of the aggregate net cash proceeds received by the Company or any Subsidiary from the issuance or sale after the Closing Date of convertible or exchangeable Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, excluding

(1)           any such Indebtedness issued or sold to the Company or a Subsidiary or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their respective employees, and

(2)           the aggregate amount of any Cash or other Property distributed by the Company or any Subsidiary upon any such conversion or exchange, plus

(D)          an amount equal to in the case of the net reduction in Investments (which Investments constituted a Restricted Payment when made) in any Person other than the Company or a Subsidiary resulting from dividends, repayments of loans or advances or other transfers of property, in each case to the Company or any Subsidiary from such Person, or from the sale or other disposition of any such Investment to any Person other than the Company or a Subsidiary, the lesser of:

(x)            the cash return of capital with respect to such Investment; and

(y)           the aggregate value of such Investment; in the case of either clause (x) or (y) in this subparagraph (a)(iii)(D), less the cost of the disposition of such Investment; provided, however, that no amount will be included under this paragraph (D) to the extent already included in the calculation of Consolidated Net Income;

plus

(E)           $25.0 million.

(b)           Notwithstanding the limitations of subsection 6.4(a), the Company or any Subsidiary may:

(1)           pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Agreement; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments pursuant to clause (a)(iii) of this Section 6.4;

(2)           purchase, repurchase, redeem, defease, acquire or retire for value Capital Stock or Subordinated Indebtedness of the Company or any Subsidiary in exchange for, upon conversion of or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company whether contemporaneously or in the future (other than Disqualified Stock that is not Permitted Refinancing Indebtedness and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) or any Permitted Refinancing Indebtedness; provided, however, that:

(A)          such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (a)(iii) of this Section 6.4; and

(B)           the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to paragraph (a)(iii)(B) of this Section 6.4;

(3)           purchase, repurchase, redeem, defease, acquire or retire for value any Subordinated Indebtedness in exchange for, or out of the proceeds of the sale of, Permitted Refinancing Indebtedness;

(4)           so long as no Default or Event of Default has occurred and is continuing, purchase, repurchase, redeem, defease, acquire or retire for value Capital Stock of the Company or any Subsidiary of the Company from any officer, director, employee or consultant of the Company or its Subsidiaries in an aggregate amount not to exceed $10.0 million per year;

(5)           extend loans to employees, officers and directors of the Company and its Subsidiaries in compliance with applicable laws and in an amount not to exceed $5.0 million in the aggregate at any one time outstanding;

(6)           acquire the Capital Stock of the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(7)           in connection with an acquisition by the Company or by any of its Subsidiaries, receive or accept the return to the Company or any of its Subsidiaries of Capital Stock of the Company or any of its Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims;

(8)           purchase fractional shares of the Capital Stock of the Company arising out of stock dividends, splits or combinations or business combinations;

(9)           effect a purchase, repurchase, redemption, defeasance or acquisition of convertible Subordinated Indebtedness, provided that on a pro forma basis, after giving effect thereto, the Unencumbered Cash and Available Credit of the Company and the Subsidiaries shall equal or exceed $500 million;

(10)         honor any conversion request by a holder of any convertible Indebtedness of the Company or its Subsidiaries and make cash payments in lieu of fractional shares in connection with any conversion of convertible Indebtedness in accordance with the terms of any convertible Indebtedness;

(11)         make any payment on or with respect to, or repurchase, redeem, defease or acquire or retire for value, any Subordinated Indebtedness convertible into Capital Stock (other than Disqualified Stock) of the Company in connection with:

(A)          an optional redemption of such convertible Subordinated Indebtedness pursuant to the terms thereof; provided that, the current market price per share of the Company’s common stock (calculated based upon the average closing price as reported on the Nasdaq National Market (or any national securities exchange on which such common stock is listed) for the 30-trading day period immediately preceding the date any notice of redemption is sent or published) into which such Indebtedness is convertible equals or exceeds 150% of the conversion price in effect for such Indebtedness on the date of such notice; and

(B)           the payment by the Company of cash in lieu of any fractional shares deliverable upon conversion of any Indebtedness in compliance with the terms of the instruments governing such Indebtedness;

provided that any amounts paid pursuant to this clause (11) will be deducted in determining the amount of Restricted Payments permitted under clause (a)(iii) of this Section 6.4;

(12)         engage in transactions relating to tax planning strategies of the Company and its Subsidiaries; and

(13)         so long as no Default or Event of Default has occurred and is continuing, make Restricted Payments in an aggregate amount not to exceed $50.0 million.

Section 6.5  Restrictions on Subsidiary Distributions.  (a)  The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause any consensual restriction on the right of any Subsidiary to:

(1)           pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Company or any other Subsidiary;

(2)           make any loans or advances to the Company or any other Subsidiary; or

(3)           transfer any of its Property to the Company or any other Subsidiary.

(b)           The limitations set forth in subsection (a) of this Section will not apply:

(1)           with respect to clauses (1), (2) and (3) of subsection (a) of this Section, to restrictions:

(A)          in effect on the Closing Date;

(B)           imposed on a Subsidiary and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company;

(C)           that result from the Refinancing or subsequent Refinancing of Indebtedness Incurred pursuant to an agreement, instrument or contract referred to in sub-clause (A), (B), (E), (F), (H), (I), (J) or (K) of this clause (1) of subsection (b) of this Section 6.5, provided that the restrictions existing under or by reason of any such agreement, instrument or contract are not materially less favorable, taken as a whole, to the Lenders than those under the agreement evidencing the Indebtedness so Refinanced;

(D)          existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a Governmental Authority;

(E)           under any agreement, instrument or contract affecting Property or a Person at the time such Property or Person was acquired by the Company or any Subsidiary, so long as such restriction relates solely to the Property or Person so acquired and was not created in connection with or in anticipation of such acquisition;

(F)           under or in connection with any joint venture agreements, partnership agreements, stock sale agreements, asset sale agreements and other similar agreements, provided that any such agreements are entered into in the ordinary course of business and in good faith and that such restrictions are reasonably customary for such agreements;

(G)           under any customary provisions with respect to cash or other deposit or net worth requirements under agreements, instruments or contracts entered into in the ordinary course of business and consistent with past practices;

(H)          under any agreement entered into in connection with the Incurrence of Indebtedness of the type described in Section 6.1(b)(xii);

(I)            under any customary provisions under any agreements, instruments or contracts relating to any Receivables Program;

(J)            under any customary provisions under any agreements, instruments or contracts relating to any Synthetic Lease of the Corporate Head Office Campus;

(K)          under any agreement, instrument or contract relating to Indebtedness that is permitted to be Incurred pursuant to Section 6.1(b)(iii);

(L)           under any agreement, instrument or contract entered into in connection with any transactions relating to tax planning strategies of the Company and its Subsidiaries; and

(M)         any restriction with respect to Property or assets subject to a Lien permitted hereunder imposed by the secured party.

(2)           only with respect to clause (3) of subsection (a) of this Section to:

(A)          customary provisions restricting subletting or assignment of leases or customary provisions in licenses or other agreements that restrict assignment of such agreements or rights thereunder;

(B)           customary provisions restricting the sale or other disposition of Property contained in agreements limiting the transfer of Property pending the closing of such sale; and

(C)           restrictions on the sale or other disposition of property acquired, constructed, improved or leased (and any additions, parts, attachments, fixtures, leasehold improvements, proceeds, improvements or accessions related thereto) in whole or in part under any agreement, instrument or contract relating to Indebtedness permitted to be Incurred under Sections 6.1(b)(ix) and (x).

Section 6.6             Fundamental Changes; Disposition of Assets.  (a)  No Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that (i) any Subsidiary of the Company may be merged or consolidated with or into the Company or any other Subsidiary of the Company, or be liquidated, wound up or dissolved, and (ii) the Company and its Subsidiaries may make Permitted Investments and Restricted Payments permitted by Section 6.4.

(b)           The Company shall not, and shall not permit any Subsidiary to, consummate any Asset Sale unless:

(1)           the Company or such Subsidiary receives consideration in connection with such Asset Sale at least equal to the Fair Market Value of the property subject to such Asset Sale;

(2)           at least 75% of the consideration received by the Company or such Subsidiary in connection with such Asset Sale is in the form of any one or a combination of the following:  (A) Cash, Cash Equivalents or Additional Assets, (B) the assumption by the purchaser of liabilities of the Company or any Subsidiary in the amounts as shown on the latest consolidated balance sheet on which such liability appears (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations hereunder), as a result of which the Company and the Subsidiaries are no longer obligated with respect to such liabilities, (C) securities, notes or other obligations received by the Company or such Subsidiary to the extent such securities, notes or other obligations are converted by the Company or such Subsidiary into Cash, Cash Equivalents or Additional Assets within 90 days of such Asset Sale, and (D) Indebtedness of a Subsidiary that is no longer a Subsidiary as a result of such Asset Sale if the Company and all of its Subsidiaries immediately are released from all guarantees, if any, of payments or other obligations with respect to such Indebtedness and such Indebtedness is no longer the liability of the Company or any of its Subsidiaries; and

(3)           in connection with any Asset Sale for consideration with a value in excess of $50.0 million, the Company delivers an Officer’s Certificate to the Administrative Agent certifying that such Asset Sale complies with clauses (1) and (2) of subsection (b) of this Section.

(c)           The Net Available Cash (or any portion thereof) from Asset Sales shall be applied by the Company to repay the Loans as provided in Section 2.4.

Section 6.7             Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of the Company or any of its Subsidiaries or with any Affiliate of the Company or of any such holder, on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Company and any of its Subsidiaries or between any of such Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Company and its

Subsidiaries; (c) compensation arrangements and benefit plans for officers and other employees of the Company and its Subsidiaries entered into or maintained or established in the ordinary course of business; (d) any Restricted Payment permitted by Section 6.4; and (e) any Permitted Investment.

Section 6.8             Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Company and its Subsidiaries on the Closing Date and any Permitted Business and (ii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.9             Amendments, Waivers or Prepayments with respect to Senior Indebtedness or Subordinated Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Senior Indebtedness or Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Indebtedness or Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Indebtedness or Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

Section 6.10           Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from the Saturday nearest September 30 of each year.

SECTION 7
GUARANTY

Section 7.1             Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2             Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, to the extent permitted by applicable law, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3             Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid

Section 7.4             Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company or such other guarantors are joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5             Waivers by Guarantors.  Each Guarantor hereby waives, to the fullest extent permitted by law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6             Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives, to the extent permitted by the Senior Subordinated Notes Documents,  any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, to the extent permitted under the Senior Subordinated Notes Documents, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7             Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.8             Authority of Guarantors or the Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.9             Financial Condition of the Company.  Any Loan may be made to the Company or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company.  Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Beneficiary.

Section 7.10           Bankruptcy, Etc.  (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other Guarantor or by any defense which the Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Company of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.11           Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

SECTION 8
EVENTS OF DEFAULT

Section 8.1             Events of Default.  If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by the Company to pay (i) when due the principal of, or premium on, any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

(b)           Default in Other Agreements.  (i)  Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) having an aggregate principal amount of $50.0 million or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term (other than any such breaches or defaults which have been waived, which waivers continue in full force and effect) of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.2 or Section 6; or

(d)           Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by the Company of notice from Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries (other than an Insignificant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary), and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries

(other than an Insignificant Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)           Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $50.0 million (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)            Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)            Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $40.0 million during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k)           Change of Control.  A Change of Control shall occur; or

(l)            Guaranties and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Company by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:  (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

SECTION 9
AGENTS

Section 9.1             Appointment of Agents.  Each of Administrative Agent, the Syndication Agent, the Lead Arranger and the Documentation Agent are hereby appointed hereunder and under the other Credit Documents and each Lender hereby authorizes each Agent to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  Except with respect to Section 9.8, the provisions of this Section 9 are solely for the benefit of Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.  As of the Closing Date, none of the Syndication Agent, the Lead Arrangers nor the Documentation Agents shall have any obligations but shall be entitled to all benefits of this Section 9.

Section 9.2             Powers and Duties.  Agents Generally.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 9.3             Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, no Agent:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

Section 9.4             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the

Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6             Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.7             Lenders’ Representations, Warranties and Acknowledgment.  (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or the Lenders, as applicable on the Closing Date.

Section 9.8             Right to Indemnity.  (a)  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out hereof or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

(b)           For purposes of this Section 9.8, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lenders.  The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.8 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

Section 9.9             Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9 and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring Administrative

Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.10           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 7.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 7.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11           Guaranty.  (a)  Agent Under Guaranty.  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty.  Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)           Right to Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, Administrative Agent and each

Lender hereby agree that (i) no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof.

SECTION 10
MISCELLANEOUS

Section 10.1           Notices.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied, or delivered or (y) as and to the extent set forth in Section 10.1(b) and in the proviso to this Section 10.1(a), if to the Company, at its address at 2700 North First Street, San Jose, CA 95134, Attention:  Corporate Treasurer; Facsimile: (408) 964-3644; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Appendix B hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Agent, at its address at 315 Montgomery Street, San Francisco, CA, 94014-1866, Attention:  Sugeet Manchanda Madan; Facsimile: (415) 622-4057, or, as to the Company or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.1(a), (b), (i) or (j)(i) shall be delivered to the Administrative Agent as specified in Section 10.1(b) or as otherwise specified to the Company by the Administrative Agent.  All such notices and communications shall, when mailed or e-mailed, be effective when deposited in the mails, telecopied, or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Sections 2, 3 or 8 shall not be effective until received by the Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           So long as Bank of America or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.1(a), (b), (i) and (j)(i) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at liliana.claar@bankofamerica.com.  The Company agrees that (A) the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, “e-Disclosure”, or a substantially similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws; (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable for posting only on a portion of the Platform not designated “Public Investor”.  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c)           Each Lender agrees that notice to it (as provided in the next sentence) (an “E-Communications Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which an E-Communications Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any E-Communications Notice may be sent to such e-mail address.

Section 10.2           Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the commitment package, the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable financial consultant and attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.3           Indemnity.  (a)  In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, advisors, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument or transaction contemplated hereby.

(b)           To the extent permitted by applicable law, neither the Company nor any of its Subsidiaries or Affiliates shall assert, and hereby waives, any claim against any Lender or any of their Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4           Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and any of its Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Affiliate hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender or such Affiliate shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II or Article VIII, as the case may be, and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.5           Amendments and Waivers.  (a)  Requisite Lenders’ Consent.  Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b)           All Lenders’ Consent.  Without the written consent of all Lenders, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or any Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.5) or any fee payable hereunder;

(iv)          extend the time for payment of any such interest or fees;

(v)           reduce the principal amount of any Loan;

(vi)          amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii)         amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(viii)        release any material Guarantor from the Guaranty except as expressly provided in the Credit Documents; or

(ix)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)           Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications,

waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 10.6           Successors and Assigns; Participations.  (a)  Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders and the permitted successors and assigns of the Credit Parties.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  The Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e) and the Administrative Agent shall have received a fee of $3,500.  Prior to such recordation, all amounts owed with respect to the applicable Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):

(i)            to any Person meeting the criteria of clause (iv) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Company and Administrative Agent; and

(ii)           to any Person meeting the criteria of any other clause of the definition of the term of “Eligible Assignee” with the consent of Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Company (each such consent not to be unreasonably withheld or delayed); provided that each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than $1.0 million (or such lesser amount as may be agreed to by Administrative Agent and, if no

Default has occurred and is continuing, the Company, or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

(d)           Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.11.

(e)           Notice of Assignment.  Upon its receipt of a duly executed and completed Assignment Agreement, together with any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company (but in no event shall Administrative Agent be required to give such notice more frequently than once per week) and shall maintain a copy of such Assignment Agreement.

(f)            Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (iii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(g)           Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder, as the case may be, to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.  Notwithstanding the foregoing, an assignee, including an Eligible Assignee, shall not be entitled to receive any greater payment under Section 2.11 or Section 2.14 than the applicable Lender making such assignment would have been entitled to receive with respect to the assigned portion of the rights and obligations under this Agreement.

(h)           Participations.  Each Lender, without notice to or consent of Administrative Agent or the Company, shall have the right at any time to sell one or more participations to any Person (other than the Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release any material Guarantor from the Guaranty (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  The Company agrees that each participant shall be entitled to the benefits of Sections 2.11 and 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent, including consent to greater payment under Section 2.11 and (ii) a participant that would be a non-US Lender if it were a Lender shall not be entitled to any of the benefits of Section 2.11 unless the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Company, to comply with Section 2.11 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(i)            Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge (without notice to or the consent of Administrative Agent or the Company) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Company or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of Section 10.6(c) concerning assignments.

Section 10.7           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8           Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.11, 2.14, 2.16, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.10, 9.6 and 10.18 shall survive the payment of the Loans.

Section 10.9           No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents .  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10         Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11         Patriot Act Notice.  Each of the Agents and the Lenders hereby notify the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes names and addresses and other information that will allow it to identify each Credit Party in accordance with the Patriot Act.

Section 10.12         Severability.  In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.13         Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.14         Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.15         APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT EACH AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 10.16         CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER

PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 10.17         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18         Confidentiality.  Each Lender and each Agent shall hold all non-public information regarding the Company and its business identified as such by the Company and obtained by such Lender or such Agent pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, a Lender or an Agent may make (i) disclosures of such information on a need-to-know basis to Affiliates of such Lender and to their respective agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein (provided, such persons are advised of and agree to be bound by the provisions of this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

Section 10.19         Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.

Section 10.20         Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 10.21         Effectiveness.  Subject to Section 3.1, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

SANMINA-SCI CORPORATION,
a Delaware corporation

By:
Name:
Title:

Sanmina Credit Agreement

GUARANTORS:

HADCO CORPORATION
HADCO SANTA CLARA, INC.
SCI TECHNOLOGY, INC.
VIKING INTERWORKS INC.
COMPATIBLE MEMORY, INC.
SCI SYSTEMS, INC.
SANMINA-SCI SYSTEMS (ALABAMA) INC.
SANMINA-SCI SYSTEMS HOLDINGS, INC.
INTERAGENCY, INC.
SANMINA-SCI SYSTEMS ENCLOSURES
(DENTON) INC.
SCIMEX, INC.
NEWISYS, INC.
SANMINA-SCI ENCLOSURES USA INC.
SANMINA-SCI USA, INC.

All By:
Name:
Title:

Sanmina Credit Agreement

SCI PLANT No. 5, L.L.C.

By:

SANMINA-SCI SYSTEMS (ALABAMA) INC., its Sole Member

By:
Name:
Title:

Sanmina Credit Agreement

SCI PLANT No. 22, L.L.C.

By:

SCI TECHNOLOGY, INC.,
its Sole Member

By:
Name:
Title:

Sanmina Credit Agreement

SANMINA GENERAL, L.L.C.
SANMINA LIMITED, L.L.C.

All by:

SANMINA-SCI CORPORATION,
their Sole Member

By:
Name:
Title:

Sanmina Credit Agreement

SANMINA TEXAS, L.P.

By:	SANMINA GENERAL, L.L.C.,
its General Partner

	By:	SANMINA-SCI CORPORATION,
its Sole Member

By:
Name:
Title:

Sanmina Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Sanmina Credit Agreement

SYNDICATION AGENT:

CITIBANK, N.A.

By:
Name:
Title:

Sanmina Credit Agreement

DOCUMENTATION AGENT:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

Sanmina Credit Agreement

LENDERS:

BANK OF AMERICA, N.A.

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

Sanmina Credit Agreement